UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2010

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9210	95-4035997
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10889 Wilshire Boulevard
Los Angeles, California	90024
(Address of principal executive offices)	(ZIP code)

Registrant’s telephone number, including area code:
(310) 208-8800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28 2010, Occidental Petroleum Corporation (“Occidental”) entered into a new employment agreement with Stephen I. Chazen, President and Chief Financial Officer, replacing his prior agreement which had expired.  The new agreement is for a term expiring in January 2015, and provides for an annual salary of not less than $720,000.  In addition, the agreement provides that Mr. Chazen will be eligible to participate in all benefit programs as are generally applicable to all employees and senior executives during the term of the agreement.

If he has satisfied the age and service requirements for retiree medical benefits under the terms of the current Occidental Medical Plan (the “Eligibility Requirement”), Mr. Chazen may retire at any time upon 90 days’ prior written notice. Any long-term, performance-based incentive award or portion thereof will vest to the extent provided by the applicable award agreement and any payment with respect thereto shall be made at the time and in the matter provided in the award agreement with respect to retirement with the consent of Occidental.  With respect to the non-vested portion of any such award, promptly in connection with his retirement, the Executive Compensation and Human Resources Committee will consider whether to provide for future cash payments equal to what Mr. Chazen would have received had he continued to be an employee throughout the applicable performance period.

Occidental may discharge Mr. Chazen and terminate the agreement for material cause without severance or other pay upon 30 days’ written notice.  If Mr. Chazen's employment is terminated as a result of incapacity and he has satisfied the Eligibility Requirement, then Mr. Chazen shall have been deemed to have retired with the consent of Occidental.

Occidental may terminate Mr. Chazen’s employment at any time without cause or designate a termination with cause as a termination without cause, and in such case, if he has satisfied the Eligibility Requirement, Mr. Chazen will be deemed to have retired with the consent of Occidental.  In lieu of continued employment, Mr. Chazen will receive an amount equal to twice the sum of his highest base salary payable over a two-year compensation period.  During the compensation period, Mr. Chazen will continue to be eligible to exercise options and stock appreciation rights previously granted him that are or become exercisable.  In addition, Mr. Chazen will receive cash payments in the same manner and in the same amounts as if he continued as a full-time employee with respect to any performance-based long-term incentive award or portion thereof that does not vest as a result of Mr. Chazen’s retirement at the request of Occidental.  Mr. Chazen will also receive payments in lieu of the amounts that would have accrued during the compensation period under the Occidental Savings Plan, Occidental Retirement Plan and Occidental Supplemental Retirement Plan II or any successor plans.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits

10.1	Employment Agreement, dated January 28, 2010, between Occidental and Stephen I. Chazen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

DATE: January 29, 2010	/s/ ROY PINECI
Roy Pineci, Vice President, Controller
and Principal Accounting Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated January 28, 2010, between Occidental and Stephen I. Chazen.